EXHIBIT 10.2

Debenture Issued

July 03, 2003

D E B E N T U R E

POLY-PACIFIC INTERNATIONAL INC.
($1,550,000.00 United States Dollars)

ARTICLE 1 - PROMISE TO PAY

1.1
POLY-PACIFIC INTERNATIONAL INC., a corporation incorporated under the laws of the Province of Alberta (the "Company") for value received hereby agrees with CMB DEVELOPMENT LIMITED PARTNERSHIP II, LP ("CMB") that it will repay the Loan, along with any applicable interest, to CMB in accordance with the schedule and on the terms set out in Sections 3.3, 3.4, 3.5, 3.6 and 3.8 hereto.

1.2	No interest shall be payable on the Loan unless a payment is not made by the Company to CMB pursuant to the terms of this Agreement.

1.3
In the event interest is payable on the Loan such interest shall be payable at the Interest Rate (calculated monthly and payable on demand) on any Installment in Arrears from the day after it becomes due and on the unpaid balance thereof until payment is made to CMB. Any interest on any portion of the Loan which is not paid when due shall bear interest as if such unpaid interest was an unpaid principal amount under the Loan.

ARTICLE 2 - INTERPRETATION

2.1	In this Debenture, unless something in the subject matter or context is inconsistent herewith, the following terms shall have the following respective meanings:

(a)	“Affiliate” has the meaning ascribed to it in section 2.1 of the Business Corporations Act (Alberta);

(b)	“Associate” has the meaning ascribed to it in section 1(c) of the Business Corporations Act (Alberta);

(c)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday in the State of California;

(d)	"Closing Date" means the closing date contemplated in the Settlement Agreement;

(e)
"Debenture" means this instrument, as supplemented or amended by any agreement supplemental or ancillary hereto, and the expression "Section" followed by a number means and refers to the specified Section of this Debenture;

(f)	"Default" means any event which with the giving of notice, the passage of time or both would constitute an Event of Default;

(g)	“Event of Default” means:

(i)
if the Company defaults in payment of principal, interest or fees when due under this Debenture and such default remains unremedied for a period of thirty (30) days after receiving written notice from CMB of such default, as provided herein;

(ii)
if the Company makes default in the payment when due of any amount payable by it to a Lending Institution, and such default is not waived or cured within the applicable cure period, if any, in respect of such payment, or, the Company defaults or an event of default occurs with respect to any of the covenants, warranties and/or conditions contained in the Lending Institution Credit Facilities, the financial covenants of the Lending Institution;

(iii)
failure by the Company to observe or comply with any covenant, condition or term as outlined herein and such default remains unremedied for a period of thirty (30) days after CMB provides the Company with written notice thereof as provided herein;

(iv)
if any material representation or warranty of the Company proves to be untrue and such default remains unremedied for a period of thirty (30) days after CMB provides the Company with written notice thereof as provided herein;

(v)
if the Company or any of its Subsidiaries ceases to carry on its business, or if proceedings are commenced for the suspension of the business of the Company or any of its Subsidiaries, or if any proceedings are commenced under the Companies Creditors Arrangements Act (Canada) or under the Bankruptcy and Insolvency Act (Canada) (including a proposal or notice of intention), or if the Company or any of its Subsidiaries becomes insolvent or bankrupt or makes an authorized assignment pursuant to the Bankruptcy and Insolvency Act, or a bankruptcy petition is filed by or presented against the Company or any of its Subsidiaries and such default remains unremedied for a period of thirty (30) days;

(vi)
if proceedings are commenced to appoint a receiver, receiver/manager, or trustee in respect of the assets or business of the Company or any of its Subsidiaries by a court or pursuant to any other agreement and such default remains unremedied for a period of thirty (30) days; or

(vii)	if the Company shall cease to carry on business, or shall fail to promptly pay when due, all taxes, license fees and assessments levied on the Company.

(h)	"Fair Market Value" means the fair market value of the Company as determined pursuant to a valuation report by an independent chartered business evaluator mutually agreeable to CMB and the Company;

(i)	"Installment in Arrears" means any payment not made by the Company to CMB pursuant to the terms of this Debenture;

(j)	"Interest Rate" means the rate prescribed for prejudgment interest under the Judgment Interest Act (Alberta) as amended from time to time;

(k)
"Lending Institution" means any existing or future arm's-length secured bank lender to the Company, including, but not limited to any arm's-length, financing company, which provides secured loans to the Company;

(l)
"Lending Institution Credit Facilities" means any and all operating and term credits, loans, leases and advances, of every nature and kind, now or hereafter made or issued by a Lending Institution to the Company, and any security provided by the Company to any such Lending Institution; and

(m)
"Loan" means the term loan in the principal amount of One Million Five Hundred Fifty Thousand ($1,550,000.00) United States Dollars to be extended by CMB to the Company pursuant to the Settlement Agreement;

(n)	"Outstanding Principal Obligation" means at any time, the Loan less any and all repayments of principal made to CMB;

(o)	“Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity;

(p)	"Sale of the Company" means the sale to a third party:

(i)	by the Company of 50% or more, calculated by and according to the then Fair Market Value, of the assets of the Company; or

(ii)	by the Company of 50% or more (by votes) of the voting shares of any of its Subsidiaries;

(q)	"Settlement Agreement" means the Settlement Agreement dated March 14th, 2003, to which an unsigned copy of this Debenture is attached as Schedule "A" thereto.

(r)
“Subsidiary” means a subsidiary of the Company as "Subsidiary" is defined in Section 2(4) of the Business Corporations Act (Alberta) and includes any present and future Subsidiaries of the Company. “Subsidiaries" means all of the Subsidiaries of the Company from time to time;

2.2	Any reference herein to any sum of money herein shall be construed as a reference to lawful money of the United States of America.

ARTICLE 3 - THE LOAN

3.1
Subject to the provisions of the Settlement Agreement and fulfillment of the conditions precedent and closing conditions referred to in Section 4.1 hereof, CMB has agreed to extend to the Company a term Loan in the aggregate principal amount of One Million Five Hundred Fifty Thousand ($1,550,000.00) United States Dollars and such Loan shall be deemed to be advanced to the Company in full on the Closing Date.

3.2
CMB agrees that the Loan and Company's obligations hereunder are unsecured, and are postponed and subordinated to the rights and security of all Lending Institutions, and all Lending Institutions Credit Facilities.

3.3	Subject to the provisions of this Debenture, the Loan shall be paid by Company to CMB as follows:

(a)	Fifty Thousand ($50,000.00) Dollars on the closing date;

(b)	Fifty Thousand ($50,000.00) Dollars on July 31, 2003;

(c)	Fifty Thousand ($50,000.00) Dollars on December 31st, 2003;

(d)	One Hundred Thousand ($100,000.00) Dollars on March 31st, 2004;

(e)	One Hundred Thousand ($100,000.00) Dollars on June 30th, 2004;

(f)	One Hundred Thousand ($100,000.00) Dollars on September 30th, 2004;

(g)	One Hundred Thousand ($100,000.00) Dollars on December 31, 2004;

(h)	One Hundred Thousand ($100,000.00) Dollars on March 31, 2005.

(i)	One Hundred Thousand ($100,000.00) Dollars on June 30, 2005;

(j)	One Hundred Thousand ($100,000.00) Dollars on September 30, 2005;

(k)	Seven Hundred Thirty Six Thousand Two Hundred and Fifty ($736,250.00) Dollars on December 31st, 2005;

3.4
If an Event of Default occurs and remains uncured after the applicable notice period, if any, all Outstanding Principal Obligations and all accrued and unpaid interest hereunder shall become and be immediately due and payable and shall be paid on demand.

3.5	[Intentionally Deleted]

3.6
Any amount payable by the Company hereunder, shall be sent by the Company to CMB by mail to CMB's address specified in this Debenture, or at such other address as CMB may specify to the Company in writing from time to time, so that a payment reaches CMB by the date it is due and no such payment shall be effective until such time as it is received by CMB. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. CMB may arrange to pick up any payment at the offices of Poly-Pacific Technologies Inc., 4755 Zinfandel Court, Unit A, Ontario, California 91761, during regular office hours before closing at 4.30 p.m. Pacific Time.

3.7
The Company shall have the right, when not in default under this Debenture, to prepay the Outstanding Principal Obligation in whole or in part at any time without interest, penalty or fees provided that subject to Section 3.5 hereof, such prepayment shall be applied first against any interest or overdue interest, then against all interest payments due and owing and then against all Outstanding Principal Obligations in this order against any remaining principal payments as directed by the Company.

3.8	Interest due hereunder shall be payable on demand.

ARTICLE 4 - CONDITIONS PRECEDENT AND CLOSING CONDITIONS

4.1	The obligation of CMB to advance the Loan and the Company's obligations hereunder are conditional upon the satisfaction of each of the following conditions precedent:

(a)	On or before the Closing Date, the Company shall have provided those items referred to in Article 7.01(a) of the Settlement Agreement in accordance with the terms of the Settlement Agreement;

(b)	On or before the Closing Date, CMB shall have provided those items referred to in Article 7.01(b) of the Settlement Agreement in accordance with the terms of the Settlement Agreement;

(c)	On or before the Closing Date, the condition precedent specified in Article 6.01 of the Settlement Agreement shall have been satisfied or waived;

(d)	The representations and warranties contained in Article 5 hereof shall be true and correct on and as of the date thereof; and

(e)	No Default or Event of Default shall have occurred and be continuing.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

5.1
The Company represents and warrants that it is duly incorporated and validly existing in good standing under the laws of Alberta, and that the Company has the full corporate rights, power and authority to enter into and perform its obligations under this Debenture.

5.2
The Company represents and warrants that it is a reporting issuer and that to the best of its knowledge it is not in default under the Securities Act (Alberta) and is in compliance with all of its obligations under the Securities Act (Alberta).

5.3
The Company represents and warrants to CMB that this Debenture has been duly executed and delivered by the Company, and that this Debenture constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, arrangement and other laws generally affecting the enforceability of creditor's rights and the availability, in the discretion of a court of competent jurisdiction, of equitable remedies.

5.4
Schedule "A" (attached hereto and which forms a part of this Debenture) sets out, to the best of the Company’s knowledge, a complete list of each corporation, partnership, joint venture or other business or organization in which the Company or any Subsidiary owns, directly or indirectly, any shares or other equity interest, or with respect to which the Company or any Subsidiary, alone or in combination with others, is in a controlling position. The issued and outstanding share capital of the Company and each of the Subsidiaries is detailed accurately in Schedule "A", and to the best of the Company’s knowledge, there exist no other rights, options (other than options which may have been issued to officers, or employees of the Company which may have been issued to officers and employees in the normal course of business and according to law, which are herein referred to as “Employee Options”) or entitlements of any Person to acquire any shares, warrants, options or other rights in the capital stock of the Company or any of the Subsidiaries. All of the issued and outstanding shares of the Subsidiaries are beneficially and legally owned by the Company as described in Schedule "A" hereto. As of the date hereof, neither the Company or any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase, redeem, retire or otherwise acquire any of its issued securities or any warrants, options or other rights to acquire its securities, except as set forth in Schedule "A" hereto. As of the date hereof, to the best of the Company’s knowledge, all of the outstanding shares of the Company and each of the Subsidiaries are validly issued, fully paid and non-assessable. Except as set forth in Schedule "A", to the best of the Company’s knowledge there are no statutory or contractual pre-emptive rights, rights of first refusal, anti dilution rights or any similar rights held by shareholders or option holders of the Company or any of the Subsidiaries. There is no agreement, option, understanding or commitment for the Sale of the Company.

5.5
The Company has full corporate right, power and authority to enter into and perform its obligations under the Debenture and has full corporate right, power and authority to own and operate its assets, and to carry on its business as now conducted and as presently proposed to be conducted.

5.6
The performance by the Company of its obligations under the Debenture and compliance with the provisions hereof will not on Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any of its corporate documents, to the best of its knowledge any applicable law or any contractual restriction binding on or affecting the Company, the breach of which could reasonably be expected to have a material adverse effect upon the business, assets or condition, financial or otherwise, of the Company.

5.7
As of the Closing Date there are no actions, suits, grievances or proceedings threatened or taken before or by any private or public body or by any elected or appointed public official or private person, which challenges the validity or propriety of the transaction contemplated under this Debenture or which could be reasonably anticipated to have a material adverse effect on the business, operations, properties, assets, capitalization, financial condition or prospects of the Company or any of its Subsidiaries.

5.8
To the best of the Company’s knowledge, the Company and each of the Subsidiaries have duly and timely filed or caused to be duly and timely filed with the appropriate governmental authority, all tax returns which are required to be filed by them and all such tax returns are true, complete and correct and the Company and each of the Subsidiaries have paid all applicable taxes of any nature whatsoever, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessments received by them and adequate provision for payment has been made for taxes not yet due. There are no actions, suits, proceedings, investigations, appeals, audits or claims in respect of any taxes in progress, now pending against the Company or any of its Subsidiaries.

5.9
To the best of the Company’s knowledge, neither the Company nor any of the Subsidiaries are knowingly infringing or alleged to be infringing on the rights of any third party with respect to any patent, trademark, trade name, copyright (or any application or registration respecting any thereof), licence, discovery, improvement, process, formula, know-how, data, plan, specification, drawing or the like and the Company does not know of any facts which may result in the assertion against it of a claim for such an infringement.

5.10
To the best of the knowledge of the Company, the Company and the Subsidiaries have complied and are complying in all material respects with, all federal, provincial, state, and local laws, rules, regulations, notices, approvals, ordinances and orders applicable to their respective businesses, property, assets and operations.

5.11	All of the outstanding Common Shares in the capital of the Company are listed and posted for trading on the Canadian Venture Exchange, other than Employee Options.

5.12
Neither the Company or any of the Subsidiaries have, as of the date of this Debenture: (i) made an assignment for the benefit of creditors; (ii) made a proposal for the benefit of creditors or delivered a notice of intention to do so; (iii) had any receiving order made against it under the provisions of the Bankruptcy and Insolvency Act; (Canada) (iv) had a petition for a receiving order served upon it; had any application made under the Companies Creditor's Arrangement Act (Canada) in respect of it; or (v) otherwise relied upon, sought to take advantage of or otherwise become subject to, any bankruptcy or insolvency or other similar legislation in force.

5.13
The representations and warranties herein set forth shall survive the execution and delivery of this Debenture and the extension of the Loan until obligations of the Company to CMB herein have been fully satisfied.

ARTICLE 6 - NEGATIVE COVENANTS

6.1
In light of the fact that CMB has no security in place with respect to the obligations arising from this Debenture, Company acknowledges that CMB’s ability to enforce and seek full satisfaction where an Event of Default occurs is limited, in the practical sense, by the value of the Company which in turn is impacted by the business, operations, properties, assets, capitalization and/or financial condition of the Company and the Company’s Subsidiaries. Therefore, for so long as the Company is indebted or liable to CMB in respect of amounts under this Debenture, the Company shall not, nor shall it permit any of the Subsidiaries, as the case may be, to engage in any activities where such would have a material adverse effect on CMB’s ability to successfully enforce and receive full satisfaction of any amounts (whether principal or interest) owing under this Debenture, including, without limitation, the following:

(i)
Enter into or permit any Subsidiary to enter into any transaction (whether by way of reconstruction, reorganization, arrangement, consolidation, amalgamation, merger, joint venture, transfer, sale, lease or otherwise) whereby all or any material part of the undertaking, property and assets would become the property of any Person other than the Company, as the case may be, or in the case of any amalgamation involving the Company, would become the property of any other Person other than the Company by virtue of such Person's direct or indirect ownership interest in the continuing company resulting therefrom;

(ii)
Sell, exchange, lease, release or otherwise dispose of, any capital asset or group of assets to any Person other than any bona fide sales, exchanges, leases, licenses, releases, abandonments or other dispositions or modifications by the Company or the Subsidiaries, in the ordinary course of business;

(iii)	Consent to, permit, or enter into a binding agreement for a Sale of the Company;

(iv)
Lend money to or invest money in any Person, whether by way of loan, acquisition of shares, acquisition of debt obligations or in any other way whatsoever except monies loaned by the Company to the Subsidiaries in the ordinary course of business and provided such loans are clearly documented.

ARTICLE 7 - POSITIVE COVENANTS

7.1
Until the Loan has been repaid in full and all obligations of the Company to CMB have been fully satisfied, the Company shall and shall cause each of the Subsidiaries, subject to Article 6 hereof, to conduct its and their operations in such a manner so as not to have a material adverse effect on CMB’s ability to successfully enforce and receive full satisfaction of any amounts (whether principal or interest) owing under this Debenture.

ARTICLE 8 - MISCELLANEOUS

8.1
If one or more of the provisions of this Debenture shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and no such invalidity shall affect the obligation of the Company to repay the Loan.

8.2
This Debenture may be amended in writing with the consent and agreement of the Company and CMB. No failure to exercise and no delay in exercising any right, power or privilege under this Debenture shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Debenture preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any such amendment or waiver shall be binding upon the Company and CMB, and shall be for such period and subject to such conditions as shall be specified in the instrument containing such amendment or waiver. In the case of any such waiver of default or an Event of Default, the Company and CMB shall be restored to their former positions and rights under this Debenture and any default or Event of Default so waived shall be deemed to be cured and not continuing, provided that no such waiver or amendment shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. The remedies herein provided are cumulative and not exclusive of any other rights or remedies available at or provided by law or equity.

8.3
Any demand, notice or other communication to be given in connection with this Debenture will be given in writing and will be given by personal delivery or by a facsimile transmission addressed to the recipient as follows:

To Poly-Pacific:

Poly-Pacific International Inc.
202, 4714-90A Avenue
Edmonton, Alberta, Canada
T6B 2P9
Phone: (780) 463 5100
Facsimile: (780) 463 1919

with a copy being sent to Corbett Smith Bresee LLP, Barristers and Solicitors, 10056-101A Avenue, Edmonton, Alberta, T5J OC8, Telephone: (780) 424 1800, Facsimile: (780) 428 1107, Attention: Brian Kaliel

To CMB:

CMB II, CMB Export, Pat Hogan
c/o 4507 - 49 Avenue
Moline, IL
61265

or such other address or facsimile number as may be designated by notice. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof, and if given by facsimile transmission, on the day of transmittal thereof if given during normal business hours of the recipient and on the business day during which such normal business hours next occur if given during such hours on any day.

8.4	This Debenture shall be governed by, and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

8.5
The Company and CMB hereby irrevocably submit to the jurisdiction of the Courts of the Province of Alberta in respect of any action, suit or proceeding arising out of or relating to this Debenture and the Loan and hereby irrevocably agree that all claims in respect of any such action, suit or proceeding may be heard and determined in any such Alberta Court. The Company and CMB hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

8.6	This Debenture shall be binding upon the Company and its successors and permitted assigns and shall enure to the benefit of CMB and its successors and assigns.

8.7	Neither the Company nor CMB shall assign their rights and obligations hereunder or any interest herein without the agreement of the other party.

8.8
At their own cost and expense and upon request of the other party, each party shall duly execute and deliver, or cause to be duly executed and delivered, to the other all such further agreements, instruments, documents and other assurances and do and cause to be done all such further acts and things as may be necessary or proper in such party's reasonable opinion to carry out more effectually the provisions and purposes of this Debenture to its reasonable satisfaction.

8.9
Within ten (10) Business Days after demand by CMB, the Company shall reimburse CMB for any reasonable amounts paid or reasonable costs incurred by CMB as a result of the exercise by CMB of any of its rights hereunder to cure any failure by the Company to perform or observe any of its covenants hereunder or thereunder, together with interest thereon until paid in full at the Interest Rate.

8.10
The Company shall for itself and its Subsidiaries provide CMB with full, complete and timely disclosure of all material matters pertaining to its and its Subsidiaries’ business and financial condition - in the same manner as this type of information is provided to the common shareholders of the Company in the normal course of business.

8.11
The Company shall use its best efforts, and shall cause its Subsidiaries to use their best efforts to comply, and cause its/their operations to comply, in all material respects, with all applicable laws, regulations and orders, including, without limitation, public and employee health and safety provisions, including all laws, regulations, orders and requirements could reasonably be expected to materially adversely affect the Company's or the Subsidiaries’ business (current or ongoing), the operations or condition, financial or otherwise.

8.12
The Company shall, and shall cause its Subsidiaries to advise CMB forthwith upon becoming aware of the occurrence of a Default or an Event of Default hereunder, and deliver to CMB upon demand a letter signed by a senior officer of the Company certifying the particulars of any Default or Event of Default which shall have occurred and the steps being taken to remedy the same.

IN WITNESS WHEREOF the Company has executed and delivered this Debenture as of the 3rdday of July, 2003.

POLY-PACIFIC INTERNATIONAL INC.

PER:	/s/ Thomas Lam

THOMAS LAM, President

SCHEDULE “A”

EVERWOOD AGRICULTURAL PRODUCTS INTERNATIONAL INC.

POLY-PACIFIC TECHNOLOGIES INC.